Exhibit 99.1

Molson Coors Reports 2018 First Quarter Results

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Higher Net Income (U.S. GAAP) Driven by One-Time Purchase Price Settlement Gain

Lower Net Sales and Underlying Net Income (Non-GAAP) Driven Primarily By Weak U.S. Industry Conditions, Quarterly Timing of Wholesale Inventories, and Cycling Europe Indirect Tax Provision Benefit

Management Remains Committed to Delivering Full-Year Business Plans, Free Cash Flow and Cost Savings Targets, As Well As Medium-Term EBITDA Margin Targets

Worldwide Brand Volume Decreased 3.1%; Global Priority Brand Volume Decreased 5.6%

EPS (U.S. GAAP) of $1.28 Increased 33.3%, and Underlying EPS (Non-GAAP) of $0.48 Decreased 40.0%

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DENVER & MONTREAL--(BUSINESS WIRE)--May 2, 2018--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2018 first quarter. Molson Coors president and chief executive officer Mark Hunter said:

"In the first quarter, which is seasonally the smallest profit quarter of the year for us, our Canadian, European and International businesses maintained their underlying progress from 2017. The U.S. beer industry had a softer-than-anticipated start to the year, which impacted both top- and bottom-line performance and which, when coupled with the U.S. distributor inventory destocking and the anticipated cycling of the indirect tax provision benefit in Europe last year, led to an underlying EBITDA reduction of 18.5 percent for our company in the first quarter. We do not see these results as indicative of our full-year performance versus our plan, and we remain committed to delivering our 2018 guidance."

Mark continued, "Looking more closely at Q1, there are three specific negative performance drivers, one of which is already behind us and another which we expect to fully reverse by year end:

  The first relates to cycling the reversal of the indirect tax provision benefit in Europe, which negatively impacted net sales and pretax income by approximately $50 million -- and is now behind us.
  The second relates to a reduction in U.S. sales to wholesalers (STWs), which declined by 6.7 percent as we under-shipped versus last year. U.S. distributor inventory levels were lower than planned, compounded by the roll out of our new ordering system at the Golden brewery, which has taken longer to ramp up than expected. Compared to last year, we under-shipped by approximately 450,000 hectoliters, which represents approximately $30 million of gross profit, and we expect this to reverse on a full-year basis, with the negative first quarter profit impact reversing primarily in the second half of this year.
  The third performance driver relates to overall industry softness with our U.S. brand volume down by 3.8 percent, as poor weather dampened overall industry demand. Our market share trends, however, remained consistent with 2017.

"Across Molson Coors, our teams are focused on our first priority, which is to drive margin expansion, bottom-line growth and strong free cash flow to enable deleverage. Our second priority remains to deliver an improved top line through our First Choice commercial excellence approach, which provides the most sustainable source of profit growth over the medium to long term. Capital allocation within our business continues to be guided by our Profit after Capital Charge, or PACC approach, as we seek to deliver Total Shareholder Returns. Our regional business plans are clear and consistent with these priorities, and we remain committed to delivering our full-year 2018 plans."

Consolidated Performance - First Quarter 2018

	Three Months Ended
($ in millions, except per share data) (Unaudited)	March 31, 2018	March 31, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
Net Sales	$2,331.5	$2,448.7	(4.8)%	$58.1	(7.2)%
U.S. GAAP Net income (loss)(1)	$278.1	$208.5	33.4%
Per diluted share	$1.28	$0.96	33.3%
Underlying (Non-GAAP) Net income (loss)(2)	$104.3	$172.2	(39.4)%
Per diluted share	$0.48	$0.80	(40.0)%
Underlying EBITDA (Non-GAAP)(2)	$426.0	$522.8	(18.5)%	$6.1	(19.7)%

(1)	Net income (loss) attributable to MCBC.

(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Highlights (versus First Quarter 2017 Results)
  Net sales: $2.33 billion, decreased 4.8 percent, due to lower financial and royalty volumes, negative global mix, adoption of the new revenue recognition accounting standard (discussed in the Appendix below), and the approximate $50 million impact of cycling the indirect tax provision in Europe that was reversed a year ago. These factors were partially offset by positive global pricing and foreign currency movements. Net sales in constant currency declined 7.2 percent.
  Net sales per HL: $112.02 on a reported financial-volume basis, increased 0.1 percent. Net sales per HL on a brand-volume basis(1) in constant currency decreased 2.6 percent, driven by cycling the indirect tax provision reversal, adoption of the new revenue recognition accounting standard and geographic sales mix, partially offset by positive global net pricing.
  Volume: Worldwide brand volume of 19.1 million hectoliters decreased 3.1 percent driven by U.S., Canada and International declines. Global priority brand volume decreased 5.6 percent. Financial volume of 20.8 million hectoliters decreased 4.9 percent, and was adversely impacted by reductions in brand volumes, wholesale inventories and contract brewing.
  U.S. GAAP net income attributable to MCBC increased 33.4 percent as a result of a $328 million cash payment received in January 2018 related to a purchase price adjustment to our acquisition of the Miller International business, along with positive global net pricing, cost savings, and lower interest expense, partially offset by unrealized mark-to-market losses on our commodity positions (versus gains a year ago), lower financial volume, the impact of cycling the indirect tax provision benefit, and higher input cost inflation.
  Underlying net income (non-GAAP) decreased 39.4 percent, driven by lower financial volume, the impact of cycling the indirect tax provision benefit, global mix, and higher input cost inflation, partially offset by positive net pricing, cost savings, and lower interest expense.
  The company looks at value creation from the MillerCoors transaction through the lens of the sum of three numbers. In the first quarter, these numbers were:
    Underlying net earnings of $104.3 million, plus…
    $53 million of transaction-related cash tax benefits and…
    $13 million of transaction-related after-tax book amortization.
    To calculate this measure on a per-share basis, the company had 216.6 million weighted average diluted shares outstanding in the first quarter.
  Underlying EBITDA: Decreased 18.5 percent on a reported basis and decreased 19.7 percent on a constant-currency basis, driven by lower financial volume, the impact of cycling the indirect tax provision benefit, global mix, and higher input cost inflation, partially offset by positive global net pricing and cost savings.
  U.S. GAAP cash from operations: Net cash from operating activities for the first quarter of 2018 was $315.2 million, which represents an improvement of $433.5 million from cash used of $118.3 million in the prior year results, driven by the $328 million cash payment received in January 2018 related to a purchase price adjustment for our acquisition of the Miller International business, as well as working capital improvements and lower cash paid for pension contributions and interest.
  Underlying free cash flow: cash use of $195.1 million, which excludes the January 2018 cash payment received related to our acquisition of the Miller International business. This result represents a reduction in cash used of $26.2 million from the prior year, driven by the same factors as the increase in cash from operations, partially offset by higher cash paid for capital expenditures.
  Debt: Total debt at the end of the first quarter was $11.118 billion, and cash and cash equivalents totaled $197.9 million, resulting in net debt of $10.920 billion.

(1) Brand Volume Basis NSR/HL: Effective in the first quarter of 2018, we have revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, with all per-hectoliter calculations including owned and actively managed brands, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. See appendix for definitions.

Business Review- First Quarter 2018
Net Sales
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States	$1,647.8	$1,749.9	(5.8)%	$—	(5.8)%
Canada	283.8	291.1	(2.5)%	12.3	(6.7)%
Europe	374.3	381.6	(1.9)%	45.6	(13.9)%
International	57.5	61.8	(7.0)%	0.3	(7.4)%
Corporate	0.2	0.3	(33.3)%	—	(33.3)%
Eliminations(1)	(32.1)	(36.0)	(10.8)%	(0.1)	(11.1)%
Consolidated	$2,331.5	$2,448.7	(4.8)%	$58.1	(7.2)%

(1)	Reflects intercompany sales that are eliminated in consolidated totals.

Pretax Income (U.S. GAAP)
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States	$261.7	$316.6	(17.3)%	$(0.3)	(17.2)%
Canada	9.1	20.9	(56.5)%	(0.3)	(55.0)%
Europe	(29.9)	27.0	N/M	(4.6)	N/M
International	3.7	1.5	146.7%	—	146.7%
Corporate	112.8	(85.1)	N/M	0.7	N/M
Consolidated	$357.4	$280.9	27.2%	$(4.5)	28.8%

N/M = Not meaningful

Underlying EBITDA (Non-GAAP)(1)
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States	$388.9	$442.9	(12.2)%	$(0.3)	(12.1)%
Canada	44.7	43.6	2.5%	1.3	(0.5)%
Europe	24.5	70.4	(65.2)%	2.3	(68.5)%
International	7.1	5.0	42.0%	—	42.0%
Corporate	(39.2)	(39.1)	(0.3)%	2.8	(7.4)%
Consolidated	$426.0	$522.8	(18.5)%	$6.1	(19.7)%

(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

United States Business

  Volume: U.S. brand volume declined 3.8 percent for the quarter, driven by lower volume in the Premium Light segment. Sales-to-wholesalers volume (STWs), excluding contract brewing volume, decreased 6.7 percent, primarily due to weak U.S. industry conditions and quarterly timing of wholesale inventories, including STW delays in parts of the country related to the launch of our new ordering system at the Golden brewery that took longer to ramp up than anticipated.
  Revenue: Net sales per hectoliter (brand volume basis), which excludes contract brewing and company-owned-distributor sales, grew 1.1 percent. Excluding the $4.7 million impact of new revenue-recognition accounting guidance, net sales per hectoliter (brand volume basis) grew 1.4 percent primarily as a result of higher net pricing, partially offset by negative sales mix.
  Cost of goods sold (COGS) per hectoliter increased 3.5 percent, driven by volume deleverage, as well as aluminum inflation and higher freight and fuel costs, partially offset by cost savings.
  Marketing, general and administrative (MG&A) expense decreased 3.1 percent due to spending optimization and efficiencies.
  On a U.S. GAAP basis, U.S. pretax income decreased 17.3 percent to $261.7 million, primarily due to lower underlying EBITDA performance and higher depreciation expense.
  U.S. underlying EBITDA decreased 12.2 percent to $388.9 million, driven by lower STW volumes, in part due to wholesale inventory timing, as well as negative sales mix, volume deleverage and COGS inflation, partially offset by higher net pricing, cost savings and lower MG&A expenses.

Canada Business

  Volume: Canada brand volume decreased 3.3 percent in the first quarter, partially as a result of weak industry performance in western Canada, as well as high inventory levels in Quebec at the start of the year as we concluded union contract negotiations.
  Canada financial volume decreased 4.8 percent primarily due to brand volume declines, as well as lower contract brewing volume.
  Revenue: Net sales per hectoliter (brand-volume basis) decreased 2.9 percent in local currency, driven by our adoption of the new revenue-recognition accounting standard, which reduced net sales by approximately $11 million in the quarter. Excluding the effect of the new accounting standard, NSR per HL (brand volume basis) would have increased 1.1 percent due to positive brand mix.
  COGS per hectoliter increased 3.9 percent in local currency due to higher distribution costs, mix shift and volume deleverage, partially offset by a reduction in brewery costs.
  MG&A expense decreased 19.1 percent in local currency, driven by the approximate $12 million impact of the new revenue-recognition standard, as well as lower brand amortization expense and year-over-year differences in the phasing of brand investments.
  On a U.S. GAAP basis, Canada reported pretax income of $9.1 million, a 56.5 percent decrease from the prior year, primarily due to cycling an $8.1 million purchase-price adjustment gain in the first quarter of 2017 related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens, along with lower brand volume and net pricing and higher accelerated depreciation of brewing assets driven by the pending closures of our existing Montreal and Vancouver breweries.
  Canada underlying EBITDA increased 2.5 percent to $44.7 million in the quarter, driven by positive sales mix and foreign currency movements, partially offset by lower brand volume and net pricing.

Europe Business

  Volume: Europe gained market share in the first quarter due to a slight increase in brand volume versus a year ago, driven by growth from our above-premium brands. Europe financial volume, which includes contract brewing and factored brands but excludes royalty volume, increased 1.0 percent.
  Revenue: Europe net sales per hectoliter (brand-volume basis) decreased 18.3 percent in local currency, primarily due to cycling the benefit of an indirect tax provision release of approximately $50 million in 2017, as well as adopting recently revised excise-tax guidelines in one of our European markets and increasing investments in our First Choice Agenda this year. These factors were partially offset by positive sales mix.
  COGS per hectoliter increased 2.9 percent in local currency, driven primarily by mix shift to higher-cost brands and geographies, input inflation and logistics costs.
  MG&A expense decreased 10.4 percent in local currency, driven by cycling an $11 million bad-debt provision in 2017, partially offset by the addition of Aspall brand investments and related overhead costs this year.
  On a U.S. GAAP basis, Europe reported a pretax loss of $29.9 million, compared to income of $27.0 million a year earlier due to cycling the 2017 indirect tax provision benefit, adopting the recently revised excise-tax guidelines, and increased investment in our First Choice Agenda this year, partially offset by cycling the 2017 bad-debt provision.
  Europe underlying EBITDA decreased 65.2 percent to $24.5 million, due to the same factors as U.S. GAAP results.

International Business

  Volume: International brand volume decreased by 7.1 percent in the first quarter, driven by the loss of the Modelo contract in Japan, as well as lower volume in Mexico related to higher pricing, partially offset by organic growth in many of our focus markets.
  Revenue: Net sales per hectoliter (brand-volume basis) declined 0.5 percent in constant currency, driven by unfavorable sales mix, partially offset by positive net pricing.
  COGS per hectoliter decreased 1.6 percent, due to sales mix changes.
  MG&A expense decreased 28.1 percent, driven by lower marketing investments and receipt of a $2 million settlement related to our Colombia business.
  On a U.S. GAAP basis, International segment reported pretax income of $3.7 million versus income of $1.5 million a year ago, driven by lower MG&A costs, including the $2 million Colombia settlement, along with higher net pricing. This was partially offset by the loss of the Modelo brands in Japan.
  International underlying EBITDA was $7.1 million in the first quarter, up from $5.0 million a year ago, driven by the same factors as pretax income.

Corporate

  On a U.S. GAAP basis, the company reported Corporate pretax income of $112.8 million in the first quarter compared to a loss of $85.1 million in the prior year, primarily due to receipt of a $328 million cash purchase price adjustment related to our acquisition of the Miller International business, partially offset by unrealized mark-to-market losses on commodity swaps in the first quarter, compared to mark-to-market gains a year ago.
  Corporate underlying EBITDA was a loss of $39.2 million for the first quarter versus a $39.1 million loss in the prior year, driven primarily by the timing of corporate general and administrative costs, largely offset by pension benefit and favorable foreign currency.

Worldwide Brand and Financial Volume(1)

(In millions of hectoliters) (Unaudited)	Three Months Ended
	March 31, 2018	% Change	March 31, 2017
Financial Volume(1)	20.813	(4.9)%	21.878
Contract brewing, wholesaler and non-beer volume	(1.902)	(4.3)%	(1.988)
Royalty volume	0.716	(10.3)%	0.798
Sales-To-Wholesaler to Sales-To-Retail adjustment	(0.526)	(46.4)%	(0.982)
Total Worldwide Brand Volume(1)	19.101	(3.1)%	19.706

(1)	See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume	.

Other Results
Effective Income Tax Rates
	Three Months Ended
	March 31, 2018	March 31, 2017
U.S. GAAP effective tax rate	21%	23%
Underlying effective tax rate	21%	23%

  The effective tax rate and the underlying effective tax rate both decreased 2 percentage points from a year ago, primarily due to the reduction of the U.S. federal statutory corporate income tax rate to 21 percent as a result of U.S. tax reform, partially offset by the impact of discrete items year over year.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the first quarter, MCBC recognized a net special benefit of $314.8 million, driven primarily by a $328 million cash payment received in January 2018 related to resolving a purchase price adjustment to our October 2016 acquisition of the Miller International business, partially offset by accelerated depreciation and restructuring costs.
  Additionally, we recorded other non-core net charges of $95.0 million, driven primarily by unrealized mark-to-market losses on commodity hedges, as well as integration-related expenses.

2018 Outlook

The following targets for full year 2018 are unchanged from previous disclosures, unless otherwise indicated:

  Underlying free cash flow: $1.5 billion, plus or minus 10 percent, which excludes the $328 million cash payment received in January 2018 related to resolving a purchase price adjustment to our October 2016 acquisition of the Miller International business.
  Transaction-related cash tax benefits: approximately $200 million (included in free cash flow).
  Transaction-related after-tax book amortization: approximately $55 million.
  Cash pension contributions: approximately $10 million.
  Capital spending: approximately $670 million, plus or minus 10 percent.
  Cost savings: approximately $210 million in 2018, and $600 million for 2017 to 2019.
  Cost of goods sold per hectoliter:
    MillerCoors: low-single-digit increase.
    Canada: low-single-digit increase (local currency).
    Europe: low-single-digit increase (local currency).
    International business: low-single-digit decrease. - Updated (formerly mid-single-digit decrease)
  Underlying Corporate MG&A expense: approximately $180 million, plus or minus 10 percent.
  Underlying depreciation and amortization: approximately $850 million, versus $792 million in 2017, primarily due to planned information systems implementations in the U.S.
  Pension benefit: approximately $60 million.
  Corporate net interest expense: approximately $330 million, plus or minus 10 percent.
  Underlying effective tax rate in the range of 18 to 22 percent for 2018, following the enactment of U.S. tax reform. Subject to additional definitive guidance from the U.S. government regarding the implementation of the recently passed tax reform legislation, the company's preliminary view of its long-term effective tax rate (after 2018) is in the range of 20 to 24 percent.
  In addition, our 2018 results are also being impacted by the adoption of the new revenue recognition standard, as well as guidance changing the presentation of pension and other postretirement benefit (OPEB) costs.
    The new revenue recognition accounting standard became effective for us at the beginning of 2018, and we have elected the modified retrospective adoption method. Therefore, prior period results have not been restated, but results under the old standard will continue to be disclosed throughout 2018 for comparability, as required by the standard. Along with some timing changes between quarters, this adoption changes the presentation of our results, including an expected reduction of net sales revenue and marketing, general and administrative expenses of approximately $70 million to $90 million during full year 2018, primarily within our Canada segment, with no significant impact to net income. See Appendix for detailed impacts on 2018 results from our adoption of the new revenue recognition standard.
    Under the new pension guidance, we are reporting the service cost component of net periodic pension and OPEB costs or income in our business segment operating results. Beginning in 2018, however, all other components of net periodic pension and OPEB cost or income are being reported in Corporate outside of operating income. Prior period results for each of our segments and Consolidated have been restated retrospectively for this change, as required by the guidance, with no impact to consolidated net income. This accounting change primarily impacts the reported results of our Europe segment. See Appendix section below, "Adoption of Pension and Other Postretirement Benefit Accounting Pronouncement Applied Retrospectively," for details regarding impacts of this change to 2017 results.
    The impacts of these accounting changes are discussed in further detail within footnote 2 of our 2017 Form 10-K and our first quarter 2018 Form 10-Q.

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s first quarter ended March 31, 2018, compared to the first quarter ended March 31, 2017. Prior year results have been adjusted to reflect the retrospective adoption of new pension accounting, as described above. Effective in the first quarter of 2018, we have revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, such that all per-hectoliter calculations now include owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

As used in this release, the term “Acquisition” refers to the Company’s acquisition from Anheuser-Busch InBev SA/NV on October 11, 2016, of SABMiller plc’s 58 percent economic interest and 50 percent voting interest in MillerCoors LLC and all trademarks, contracts and other assets primarily related to the Miller International business outside of the U.S. and Puerto Rico.

2018 First Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2018 first quarter results. The live webcast will be accessible via the Company’s website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on May 1, 2019. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

Molson Coors has defined brewing greatness for more than two centuries. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Coors Banquet, Miller Lite, Molson Canadian, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Hop Valley, Creemore Springs and Crispin Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors in the U.S., Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability Index for the past seven years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate the Acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost savings and synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX
Consolidated Financial Performance

Molson Coors Brewing Company	Three Months Ended March 31, 2018			% Change
(In millions, except per share data)(Unaudited)	U.S. GAAP	Non-GAAP Adjustments(1)	Non-GAAP Underlying(1)	U.S. GAAP	Non-GAAP Underlying
Net sales	$2,331.5	$—	$2,331.5	(4.8)%	(4.8)%
Net Sales per HL change				0.1%	0.1%
Cost of goods sold	$(1,535.7)	$86.1	$(1,449.6)	11.9%	1.0%
Cost of goods sold per HL change				17.6%	6.2%
Gross profit	$795.8	$86.1	$881.9	(26.1)%	(13.0)%
Marketing, general and administrative expenses	$(681.1)	$8.8	$(672.3)	(3.4)%	(2.1)%
Special items, net	$314.8	$(314.8)	$—	N/M	—%
Operating income (loss)	$429.5	$(219.9)	$209.6	17.9%	(35.9)%
Interest income (expense), net	$(83.2)	$—	$(83.2)	(13.9)%	(13.9)%
Other pension and postretirement benefits (costs), net	$10.0	$0.1	$10.1	(24.8)%	(2.9)%
Other income (expense), net	$1.1	$—	$1.1	N/M	N/M
Income (loss) before income taxes	$357.4	$(219.8)	$137.6	27.2%	(40.8)%
Income tax benefit (expense)	$(74.9)	$46.0	$(28.9)	13.7%	(46.3)%
Net income (loss)(2)	$278.1	$(173.8)	$104.3	33.4%	(39.4)%
Per diluted share	$1.28	$(0.80)	$0.48	33.3%	(40.0)%
Underlying EBITDA(3)			$426.0		(18.5)%

N/M = Not meaningful

(1)	Refer to the table "Condensed Consolidated Statements of Operations" for detailed descriptions and reconciliation of non-GAAP adjustments and results.

(2)	Net income (loss) attributable to MCBC.

(3)	EBITDA is earnings before interest, taxes, depreciation and amortization, a non-GAAP financial measure.

Adoption of Revenue Recognition Guidance

The new revenue recognition standard became effective for us at the beginning of 2018. We have adopted the new standard using the modified retrospective approach, and, therefore, prior period results have not been restated. However, results under the old standard will continue to be disclosed throughout 2018 for comparability, as required by the standard. The following table highlights the impact of this new guidance on summarized components of our unaudited condensed consolidated statement of operations for the three months ended March 31, 2018, when comparing our current period results of operations under the new guidance, versus our results of operations if historical guidance had continued to be applied.

	Three Months Ended March 31, 2018
	U.S.	Canada	Europe	International	Consolidated
	(In millions)
Impact to Unaudited Condensed Consolidated Statements of Operations - Favorable/(Unfavorable):
Net sales	$(4.7)	$(11.0)	$(0.6)	$0.2	$(16.1)
Cost of goods sold	$—	$—	$—	$—	$—
Gross profit	$(4.7)	$(11.0)	$(0.6)	$0.2	$(16.1)
Marketing, general and administrative expenses	$0.7	$11.6	$0.8	$—	$13.1
Operating income (loss)	$(4.0)	$0.6	$0.2	$0.2	$(3.0)
Interest income (expense), net	$—	$—	$(0.8)	$—	$(0.8)
Income (loss) before income taxes	$(4.0)	$0.6	$(0.6)	$0.2	$(3.8)

These impacts are driven primarily by the reclassification of certain cash payments to customers from marketing, general and administrative expenses to a reduction of revenue, as well as a change in the timing of recognition of certain promotional discounts and cash payments to customers. For further discussion regarding the impacts of the adoption of this new guidance, refer to footnote 2 within our first quarter 2018 Form 10-Q.

Adoption of Pension and Other Postretirement Benefit Accounting Pronouncement

During the first quarter of 2018, we adopted the FASB's new guidance related to classification of pension and other postretirement benefit costs. Specifically, the new guidance requires us only to report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period; while the other components of net benefit cost are now presented in the statements of operations separately from the service cost component and outside of operating income. We have also determined that only service cost will be reported within each operating segment, and all other components will be reported within the Corporate segment. These changes to the results of each quarter and full year 2017 are reflected in the table below. See the Company's first quarter 2018 10-Q filing for additional detail.

($ in millions) (Unaudited)	As Adjusted for Pension Accounting Change
	Three Months Ended				Year Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
United States:
Cost of goods sold	$(1,025.1)	$(1,180.3)	$(1,080.1)	$(1,038.7)	$(4,324.2)
Marketing, general and administrative expenses	$(405.7)	$(458.8)	$(458.2)	$(460.0)	$(1,782.7)
Special items, net	$(2.5)	$(12.6)	$(0.1)	$(0.1)	$(15.3)
Operating income (loss)	$316.6	$487.2	$353.8	$225.9	$1,383.5
Other pension and postretirement benefits (costs), net	$—	$—	$—	$—	$—
U.S. GAAP Pretax income	$316.6	$486.5	$367.1	$224.0	$1,394.2
Underlying (Non-GAAP) Pretax income(1)	$323.6	$499.9	$368.7	$224.8	$1,417.0
Canada:
Cost of goods sold	$(181.1)	$(233.4)	$(222.1)	$(210.4)	$(847.0)
Marketing, general and administrative expenses	$(96.1)	$(104.7)	$(103.0)	$(93.7)	$(397.5)
Special items, net	$(1.2)	$(1.0)	$(5.9)	$(6.3)	$(14.4)
Operating income (loss)	$12.7	$68.5	$75.4	$42.5	$199.1
Other pension and postretirement benefits (costs), net	$—	$—	$—	$—	$—
U.S. GAAP Pretax income	$20.9	$69.7	$77.2	$42.4	$210.2
Underlying (Non-GAAP) Pretax income(1)	$14.0	$73.5	$83.6	$49.3	$220.4
Europe:
Cost of goods sold	$(226.1)	$(315.8)	$(330.8)	$(301.7)	$(1,174.4)
Marketing, general and administrative expenses	$(126.8)	$(138.0)	$(138.9)	$(126.6)	$(530.3)
Special items, net	$(2.6)	$(2.6)	$2.8	$(2.6)	$(5.0)
Operating income (loss)	$26.1	$68.3	$94.3	$42.3	$231.0
Other pension and postretirement benefits (costs), net	$—	$—	$—	$—	$—
U.S. GAAP Pretax income	$27.0	$69.9	$94.9	$43.1	$234.9
Underlying (Non-GAAP) Pretax income(1)	$29.8	$72.6	$92.2	$45.9	$240.5
Corporate:
Cost of goods sold	$63.0	$(23.5)	$45.2	$38.2	$122.9
Marketing, general and administrative expenses	$(55.7)	$(56.2)	$(56.7)	$(71.2)	$(239.8)
Special items, net	$(0.1)	$—	$—	$—	$(0.1)
Operating income (loss)	$7.5	$(79.4)	$(11.2)	$(33.0)	$(116.1)
Other pension and postretirement benefits (costs), net	$13.3	$9.4	$9.6	$15.1	$47.4
U.S. GAAP Pretax income	$(85.1)	$(158.2)	$(92.7)	$(100.4)	$(436.4)
Underlying (Non-GAAP) Pretax income(1)	$(137.6)	$(123.6)	$(126.3)	$(123.3)	$(510.8)
Consolidated:
Cost of goods sold	$(1,372.3)	$(1,755.5)	$(1,589.1)	$(1,519.8)	$(6,236.7)
Marketing, general and administrative expenses	$(705.3)	$(782.4)	$(783.8)	$(780.5)	$(3,052.0)
Special items, net	$(6.7)	$(16.5)	$(4.1)	$(9.1)	$(36.4)
Operating income (loss)	$364.4	$536.9	$506.2	$270.2	$1,677.7
Other pension and postretirement benefits (costs), net	$13.3	$9.4	$9.6	$15.1	$47.4
U.S. GAAP Pretax income	$280.9	$460.2	$440.5	$201.6	$1,383.2
Underlying (Non-GAAP) Pretax income(1)	$232.5	$519.0	$414.8	$194.7	$1,361.0
(1)	Included herein the Appendix are the definitions and reconciliations of non-GAAP financial measures.

Worldwide Brand and Financial Volumes

Worldwide brand volume reflects only owned brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

Effective in the first quarter of 2018, we have revised our net sales revenue (NSR) per HL performance discussions to be on a brand volume basis, such that all per-hectoliter calculations now include owned and actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure, as well as underlying EBITDA margin, which is calculated by dividing underlying EBITDA by U.S. GAAP net sales. Our management uses underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA (and margin), and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying free cash flow, underlying effective tax rate, and underlying Corporate net interest expense are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliations to Nearest U.S. GAAP Measures
Underlying EBITDA
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2018	% change	March 31, 2017
U.S. GAAP: Net income (loss) attributable to MCBC	$278.1	33.4%	$208.5
Add: Net income (loss) attributable to noncontrolling interests	4.4	(32.3)%	6.5
U.S. GAAP: Net income (loss)	282.5	31.4%	215.0
Add: Interest expense (income), net	83.2	(13.9)%	96.6
Add: Income tax expense (benefit)	74.9	13.7%	65.9
Add: Depreciation and amortization	213.7	8.4%	197.1
Adjustments included in underlying income(1)	(219.8)	354.1%	(48.4)
Adjustments to arrive at underlying EBITDA(2)	(8.5)	150.0%	(3.4)
Non-GAAP: Underlying EBITDA	$426.0	(18.5)%	$522.8

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.

(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Underlying Free Cash Flow
(In millions) (Unaudited)		Three Months Ended
		March 31, 2018	March 31, 2017
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$315.2	$(118.3)
Less:	Additions to properties(1)	(208.3)	(180.0)
Add/Less:	Cash impact of special items(2)	(324.8)	33.0
Add:	Non-core costs related to acquisition of businesses(3)	22.8	44.0
Non-GAAP:	Underlying Free Cash Flow	$(195.1)	$(221.3)

(1)	Included in net cash used in investing activities.

(2)	Included in net cash provided by (used in) operating activities and for the three months ended March 31, 2018, primarily reflects the settlement payment received from ABI, and for the three months ended March 31, 2017, primarily reflects costs paid for brewery closures and restructuring activities.

(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio.

Statements of Operations -- Molson Coors Brewing Company and Subsidiaries
Condensed Consolidated Statements of Operations
(In millions, except per share data) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017
Financial volume in hectoliters	20.813	21.878
Sales	$2,868.0	$2,913.8
Excise taxes	(536.5)	(465.1)
Net sales	2,331.5	2,448.7
Cost of goods sold	(1,535.7)	(1,372.3)
Gross profit	795.8	1,076.4
Marketing, general and administrative expenses	(681.1)	(705.3)
Special items, net	314.8	(6.7)
Operating income (loss)	429.5	364.4
Interest income (expense), net	(83.2)	(96.6)
Other pension and postretirement benefits (costs), net	10.0	13.3
Other income (expense), net	1.1	(0.2)
Income (loss) before income taxes	357.4	280.9
Income tax benefit (expense)	(74.9)	(65.9)
Net income (loss)	282.5	215.0
Net (income) loss attributable to noncontrolling interests	(4.4)	(6.5)
Net income (loss) attributable to MCBC	$278.1	$208.5

Basic net income (loss) attributable to MCBC per share:	$1.29	$0.97
Diluted net income (loss) attributable to MCBC per share:	$1.28	$0.96

Weighted average shares - basic	215.8	215.0
Weighted average shares - diluted	216.6	216.5

Dividends per share	$0.41	$0.41

Molson Coors Brewing Company and Subsidiaries U.S. Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017
Financial volume in hectoliters(1)	14.718	15.772
Sales(1)	$1,861.7	$1,991.4
Excise taxes	(213.9)	(241.5)
Net sales(1)	1,647.8	1,749.9
Cost of goods sold(1)	(990.1)	(1,025.1)
Gross profit	657.7	724.8
Marketing, general and administrative expenses	(393.1)	(405.7)
Special items, net(2)	(1.5)	(2.5)
Operating income	263.1	316.6
Interest income (expense), net	(1.2)	—
Other income (expense), net	(0.2)	—
Income (loss) before income taxes	$261.7	$316.6
Add/(less):
Special items, net(2)	1.5	2.5
Acquisition and integration related costs(3)	1.1	4.5
Non-GAAP: Underlying pretax income (loss)	$264.3	$323.6
Add: Interest expense (income), net	1.2	—
Add: Depreciation and amortization	124.8	119.3
Adjustments to arrive at underlying EBITDA(4)	(1.4)	—
Non-GAAP: Underlying EBITDA	$388.9	$442.9

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.

(2)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2018, includes accelerated depreciation in excess of normal depreciation of $1.4 million. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.

(3)	For the three months ended March 31, 2018, and March 31, 2017, $1.1 million and $0.5 million, respectively, of integration costs were incurred in cost of goods sold. For the three months ended March 31, 2017, integration costs of $4.0 million were incurred in marketing, general & administrative expenses.

(4)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries Canada Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017
Financial volume in hectoliters(1)	1.707	1.793
Sales(1)	$374.9	$377.4
Excise taxes	(91.1)	(86.3)
Net sales(1)	283.8	291.1
Cost of goods sold(1)	(187.4)	(181.1)
Gross profit	96.4	110.0
Marketing, general and administrative expenses	(81.0)	(96.1)
Special items, net(2)	(5.6)	(1.2)
Operating income (loss)	9.8	12.7
Other income (expense), net	(0.7)	8.2
Income (loss) before income taxes	$9.1	$20.9
Add/(less):
Special items, net(2)	5.6	1.2
Acquisition and integration related costs(3)	0.1	—
Other non-core items(4)	—	(8.1)
Non-GAAP: Underlying pretax income (loss)	$14.8	$14.0
Add: Depreciation and amortization	36.0	30.8
Adjustments to arrive at underlying EBITDA(5)	(6.1)	(1.2)
Non-GAAP: Underlying EBITDA	$44.7	$43.6

(1)	Includes gross inter-segment sales, purchases, and volumes, which are eliminated in the consolidated totals.

(2)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2018, and March 31, 2017, includes accelerated depreciation in excess of normal depreciation of $1.0 million and $1.2 million, respectively, related to the planned closure of the Vancouver brewery. Also incurred in the three months ended March 31, 2018, are accelerated depreciation charges in excess of normal depreciation of $5.1 million related to the planned closure of our existing Montreal brewery. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(3)	For the three months ended March 31, 2018, $0.1 million of integration related costs were incurred in cost of goods sold.

(4)	For the three months ended March 31, 2017, a gain of $8.1 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.

(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries Europe Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017
Financial volume in hectoliters(1)(2)	4.404	4.359
Sales(2)	$598.5	$514.4
Excise taxes	(224.2)	(132.8)
Net sales(2)	374.3	381.6
Cost of goods sold	(267.7)	(226.1)
Gross profit	106.6	155.5
Marketing, general and administrative expenses	(130.4)	(126.8)
Special items, net(3)	(5.1)	(2.6)
Operating income (loss)	(28.9)	26.1
Interest income (expense), net	(0.7)	1.0
Other income (expense), net	(0.3)	(0.1)
Income (loss) before income taxes	$(29.9)	$27.0
Add/(less):
Special items, net(3)	5.1	2.6
Acquisition and integration related costs(4)	0.2	0.2
Non-GAAP: Underlying pretax income (loss)	$(24.6)	$29.8
Add: Interest expense (income), net	0.7	(1.0)
Add: Depreciation and amortization	49.4	43.8
Adjustments to arrive at underlying EBITDA(5)	(1.0)	(2.2)
Non-GAAP: Underlying EBITDA	$24.5	$70.4

(1)	Excludes royalty volume of 0.306 million hectoliters for the three months ended March 31, 2018, and excludes royalty volume of 0.325 million hectoliters for the three months ended March 31, 2017, respectively.

(2)	Includes gross inter-segment sales and volumes, which are eliminated in the consolidated totals.

(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended March 31, 2018, and March 31, 2017, includes accelerated depreciation in excess of normal depreciation of $1.0 million and $2.2 million, respectively, related to the closure of our Burton South brewery in the U.K., which was completed in the first quarter of 2018. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4)	For both the three months ended March 31, 2018, and March 31, 2017, $0.2 million of acquisition and integration related costs were incurred in cost of goods sold.

(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

Molson Coors Brewing Company and Subsidiaries International Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017
Financial volume in hectoliters(1)	0.520	0.528
Sales	$64.8	$66.3
Excise taxes	(7.3)	(4.5)
Net sales	57.5	61.8
Cost of goods sold(2)	(37.8)	(39.0)
Gross profit	19.7	22.8
Marketing, general and administrative expenses	(15.1)	(21.0)
Special items, net(3)	(1.0)	(0.3)
Operating income (loss)	3.6	1.5
Other income (expense), net	0.1	—
Income (loss) before income taxes	$3.7	$1.5
Add/(less):
Special items, net(3)	1.0	0.3
Acquisition and integration related costs(4)	—	0.9
Non-GAAP: Underlying pretax income (loss)	$4.7	$2.7
Add: Depreciation and amortization	2.4	2.3
Non-GAAP: Underlying EBITDA	$7.1	$5.0

(1)	Excludes royalty volume of 0.410 million hectoliters for the three months ended March 31, 2018, and excludes royalty volume of 0.473 million hectoliters for the three months ended March 31, 2017.

(2)	Includes gross inter-segment purchases, which are eliminated in the consolidated totals.

(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.

(4)	For the three months ended March 31, 2017, integration costs of $0.9 million were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries Corporate Results of Operations

(In millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017
Financial volume in hectoliters	—	—
Sales	$0.2	$0.3
Excise taxes	—	—
Net sales	0.2	0.3
Cost of goods sold	(84.8)	63.0
Gross profit	(84.6)	63.3
Marketing, general and administrative expenses	(61.5)	(55.7)
Special items, net(1)	328.0	(0.1)
Operating income (loss)	181.9	7.5
Interest expense, net	(81.3)	(97.6)
Other pension and postretirement benefits (costs), net	10.0	13.3
Other income (expense), net	2.2	(8.3)
Income (loss) before income taxes	$112.8	$(85.1)
Add/(less):
Special items, net(1)	(328.0)	0.1
Acquisition and integration related costs(2)	8.8	13.4
Unrealized mark-to-market (gains) and losses(3)	84.7	(63.1)
Non-core other pension and postretirement benefits (costs), net(4)	0.1	(2.9)
Non-GAAP: Underlying pretax income (loss)	$(121.6)	$(137.6)
Add: Interest expense (income), net	81.3	97.6
Add: Depreciation and amortization	1.1	0.9
Non-GAAP: Underlying EBITDA	$(39.2)	$(39.1)

(1)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.

(2)	In connection with the acquisition, for the three months ended March 31, 2018, and March 31, 2017, we have recorded $8.8 million and $13.4 million, respectively, of integration costs within marketing, general & administrative expenses.

(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(4)	For the three months ended March 31, 2017, includes the retrospective impact of the FASB's new guidance and moving the non-service cost component of net periodic pension and other postretirement benefits to the Corporate segment. See Part I—Item 1. Financial Statements, Note 2, "New Accounting Pronouncements" of the Form 10-Q for detailed discussion.

Balance Sheet
Condensed Consolidated Balance Sheets
(In millions, except par value) (Unaudited)	As of
	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$197.9	$418.6
Accounts receivable, net	779.3	733.8
Other receivables, net	168.0	168.2
Inventories, net	665.6	591.5
Other current assets, net	326.2	277.6
Total current assets	2,137.0	2,189.7
Properties, net	4,680.8	4,673.7
Goodwill	8,442.7	8,405.5
Other intangibles, net	14,237.6	14,296.5
Other assets	686.4	681.5
Total assets	$30,184.5	$30,246.9
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,537.1	$2,684.5
Current portion of long-term debt and short-term borrowings	1,591.3	714.8
Total current liabilities	4,128.4	3,399.3
Long-term debt	9,527.0	10,598.7
Pension and postretirement benefits	838.0	848.5
Deferred tax liabilities	1,688.7	1,648.6
Other liabilities	338.9	316.8
Total liabilities	16,521.0	16,811.9
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 205.1 shares and 204.7 shares, respectively)	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	107.7	107.7
Class B exchangeable shares, no par value (issued and outstanding: 14.7 shares and 14.7 shares, respectively)	553.2	553.2
Paid-in capital	6,697.4	6,688.5
Retained earnings	7,367.9	7,206.1
Accumulated other comprehensive income (loss)	(810.9)	(860.0)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	13,445.9	13,226.1
Noncontrolling interests	217.6	208.9
Total equity	13,663.5	13,435.0
Total liabilities and equity	$30,184.5	$30,246.9

Cash Flow Statement
Condensed Consolidated Statements of Cash Flows
($ in millions) (Unaudited)	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$282.5	$215.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	213.7	197.1
Amortization of debt issuance costs and discounts	4.1	6.5
Share-based compensation	14.8	15.5
(Gain) loss on sale or impairment of properties and other assets, net	0.7	(4.4)
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	83.5	(62.4)
Income tax (benefit) expense	74.9	65.9
Income tax (paid) received	(8.9)	(10.9)
Interest expense, excluding interest amortization	79.3	91.7
Interest paid	(115.2)	(120.7)
Pension expense (benefit)	(14.9)	(16.3)
Pension contributions paid	(2.5)	(36.0)
Change in current assets and liabilities and other	(296.8)	(459.3)
Net cash provided by (used in) operating activities	315.2	(118.3)
Cash flows from investing activities:
Additions to properties	(208.3)	(180.0)
Proceeds from sales of properties and other assets	1.6	42.0
Other	(45.4)	5.9
Net cash provided by (used in) investing activities	(252.1)	(132.1)
Cash flows from financing activities:
Exercise of stock options under equity compensation plans	6.1	0.3
Dividends paid	(88.5)	(88.3)
Debt issuance costs	—	(3.7)
Payments on debt and borrowings	(0.8)	(1,501.1)
Proceeds on debt and borrowings	—	1,536.0
Net proceeds from (payments on) revolving credit facilities and commercial paper	(248.7)	131.0
Change in overdraft balances and other	42.0	6.1
Net cash provided by (used in) financing activities	(289.9)	80.3
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	(226.8)	(170.1)
Effect of foreign exchange rate changes on cash and cash equivalents	6.1	4.2
Balance at beginning of year	418.6	560.9
Balance at end of period	$197.9	$395.0

Reconciliations to Nearest U.S. GAAP Measures by Line Item

First Quarter 2018	Three Months Ended March 31, 2018

(In millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$2,331.5	$(1,535.7)	$795.8	$(681.1)	$314.8	$429.5
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	3.9	3.9
Impairments or asset abandonment charges	—	—	—	—	9.3	9.3
Termination fees and other (gains) losses	—	—	—	—	(328.0)	(328.0)
Non-Core items
Integration related costs	—	1.4	1.4	8.8	—	10.2
Unrealized mark-to-market (gains) losses	—	84.7	84.7	—	—	84.7
Tax effects on special and non-GAAP items	—	—	—	—	—	—
Underlying (Non-GAAP)	$2,331.5	$(1,449.6)	$881.9	$(672.3)	$—	$209.6

First Quarter 2018	Three Months Ended March 31, 2018

(In millions, except per share data) (Unaudited)	Interest income (expense), net	Other pension and postretirement benefits (costs), net(4)	Other income (expense), net	Income (loss) before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(83.2)	$10.0	$1.1	$357.4	$(74.9)	$278.1	$1.28
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	3.9	—	3.9	0.02
Impairments or asset abandonment charges	—	—	—	9.3	—	9.3	0.04
Termination fees and other (gains) losses	—	—	—	(328.0)	—	(328.0)	(1.51)
Non-Core items
Integration related costs	—	—	—	10.2	—	10.2	0.05
Unrealized mark-to-market (gains) losses	—	—	—	84.7	—	84.7	0.39
Non-core other pension and postretirement benefits (costs), net	—	0.1	—	0.1	—	0.1	—
Tax effects on special and non-GAAP items	—	—	—	—	46.0	46.0	0.21
Underlying (Non-GAAP)	$(83.2)	$10.1	$1.1	$137.6	$(28.9)	$104.3	$0.48

(1)	Adjustments relate to the following segments: U.S. segment $1.1 million, Canada segment $0.1 million, Europe segment $0.2 million, Corporate segment $84.7 million.

(2)	Adjustments relate to the following segment: Corporate segment $8.8 million.

(3)	Adjustments relate to the following segments: U.S. segment $1.5 million, Canada segment $5.6 million, Europe segment $5.1 million, International segment $1.0 million, Corporate segment $(328.0) million.

(4)	Adjustments relate to the following segment: Corporate segment $0.1 million.

CONTACT:
Molson Coors
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334
or
Kevin Kim, 303-927-2515